Free Writing Prospectus pursuant to Rule 433 dated February 11, 2025 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Contingent Income Callable Securities Based on the Value of the S&P 500® Index due February 23, 2035

The Contingent Income Callable Securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.		November 22, 2027	November 26, 2027
		February 22, 2028	February 25, 2028

You should read the accompanying preliminary pricing supplement dated February 10, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		May 22, 2028	May 25, 2028
		August 21, 2028	August 24, 2028
		November 20, 2028	November 24, 2028
		February 20, 2029	February 23, 2029
KEY TERMS		May 21, 2029	May 24, 2029
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	August 20, 2029	August 23, 2029
Underlying index:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)	November 20, 2029	November 26, 2029
Pricing date:	expected to price on or about February 20, 2025	February 20, 2030	February 25, 2030
Original issue date:	expected to be February 25, 2025	May 20, 2030	May 23, 2030
Coupon observation dates:	as set forth under “Coupon observation dates” below	August 20, 2030	August 23, 2030
Coupon payment dates:	as set forth under “Coupon payment dates” below	November 20, 2030	November 25, 2030
Valuation date:	the last coupon observation date, expected to be February 20, 2035	February 20, 2031	February 25, 2031
Stated maturity date:	expected to be February 23, 2035	May 20, 2031	May 23, 2031
Early redemption right:

we have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on each coupon payment date commencing with the coupon payment date expected to occur on August 25, 2025 and ending with the coupon payment date expected to occur on November 24, 2034. If we elect to exercise our redemption right, we will deliver a notice of redemption on or prior to the coupon observation date immediately preceding the applicable coupon payment date (as such coupon observation date may be postponed as provided herein). No payments will be made after the securities have been redeemed.

		August 20, 2031	August 25, 2031
		November 20, 2031	November 25, 2031
		February 20, 2032	February 25, 2032
		May 20, 2032	May 25, 2032
		August 20, 2032	August 25, 2032
		November 22, 2032	November 26, 2032
		February 22, 2033	February 25, 2033
		May 20, 2033	May 25, 2033
		August 22, 2033	August 25, 2033
Payment at maturity (for each $1,000 stated principal amount of your securities, in addition to the final coupon, if any):

if the final index value is greater than or equal to the downside threshold level, $1,000 plus the final coupon; or

if the final index value is less than the downside threshold level, $1,000 × the index performance factor

		November 21, 2033	November 25, 2033
		February 21, 2034	February 24, 2034
		May 22, 2034	May 25, 2034
		August 21, 2034	August 24, 2034
		November 20, 2034	November 24, 2034
		February 20, 2035 (valuation date)	February 23, 2035 (stated maturity date)
Initial index value:	the index closing value on the pricing date	Hypothetical Payment Amount At Maturity
Final index value:	the index closing value on the valuation date	The Securities Have Not Been Redeemed
Downside threshold level:	75.00% of the initial index value	Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Final Index Value (as Percentage of Initial Index Value)
Contingent quarterly coupon (set on the pricing date):
•
if the index closing value on the applicable coupon observation date is greater than or equal to the downside threshold level, at least $18.25 per security; or
•
if the index closing value on the applicable coupon observation date is less than the downside threshold level, $0.00

		150.000%	100.000%*
		125.000%	100.000%*
		110.000%	100.000%*
		105.000%	100.000%*
Index performance factor:	the final index value / the initial index value	100.000%	100.000%*
CUSIP / ISIN:	40058GTZ4 / US40058GTZ45	95.000%	100.000%*
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	90.000%	100.000%*
		85.000%	100.000%*
		75.000%	100.000%*
Coupon observation dates	Coupon payment dates	74.999%	74.999%
May 20, 2025	May 23, 2025	30.000%	30.000%
August 20, 2025	August 25, 2025	25.000%	25.000%
November 20, 2025	November 25, 2025	0.000%	0.000%
February 20, 2026	February 25, 2026
May 20, 2026	May 26, 2026	*Does not include the final coupon
August 20, 2026	August 25, 2026
November 20, 2026	November 25, 2026
February 22, 2027	February 25, 2027
May 20, 2027	May 25, 2027
August 20, 2027	August 25, 2027

About Your Securities

The amount that you will be paid on your securities is based on the performance of the S&P 500® Index.

We may redeem your securities at our discretion at 100% of their principal amount plus any coupon then due on any coupon payment date on or after August 25, 2025 up to the coupon payment date on November 24, 2034.

Unless previously redeemed, on each coupon observation date (i) if the index closing value is less than the downside threshold level, you will not receive a payment on the applicable coupon payment date and (ii) if the index closing value is greater than or equal to the downside threshold level, you will receive on the applicable coupon payment date a contingent quarterly coupon.

At maturity, if not previously redeemed, (i) if the final index value on the valuation date is greater than or equal to the downside threshold level you will receive the principal amount of your securities plus the contingent quarterly coupon then due and (ii) if the final index is less than the downside threshold level, you will not receive a contingent quarterly coupon payment and the payment at maturity will be based on the index performance factor. Investors will not participate in any appreciation of the underlying index.

The securities are for investors who seek to earn a contingent quarterly coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and losing a significant portion or all of the principal amount of their securities.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 42, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 42, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 42, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated February 10, 2025
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 42 dated December 18, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 42, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 42, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Not Receive a Coupon on Any Coupon Payment Date
▪
We Are Able to Redeem Your Securities at Our Option
▪
The Coupon Does Not Reflect the Actual Performance of the Underlying Index from the Pricing Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date and Investors Will Not Participate in Any Appreciation of the Underlying Index
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
Investing in the Securities Is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to the Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 42:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index sponsor and the issuer, see “The Underliers – S&P 500® Index” on page S-127 of the accompanying underlier supplement no. 42.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the securities and certain risks.